Exhibit 12.1

BYRD LAW FIRM, PA

301 E. PINE ST, STE, 850

ORLANDO, FL 32801

(407) 567-7792

September 14, 2018

Legion Capital Corporation

301 E. Pine St., Ste, 850

Orlando, Fl. 32801

Re: Legality Opinion

Ladies and Gentlemen;

We have acted as special counsel to Legion Capital Corporation (the “Company”), a corporation incorporated under the laws of the State of Florida, in connection with the filing of the Offering Statement under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission relating to the proposed offering by the Company (the “Offering”) of up to 1,500,000 shares (the “Shares”) of common stock $4.00 per share.

For purposes of rendering this opinion, we, have examined originals or copies (certified or otherwise identified to our satisfaction) of:

1.	Duly authorized and filed Articles of Incorporation of Greensky Corporation and Certificate of Charter filed with and issued by the Secretary of State of the State of Delaware on August 7, 2015;

2.	Articles of Incorporation of Legion Capital Corporation filed with the Secretary of State of Florida on January 8, 2016 and Articles of Merger filed with the Secretary of State of Florida on January 15, 2016;

3.	Bylaws of the Company in the form filed with the Securities and Exchange Commission; and

4.	All minute and resolutions of the Board of Directors of the Company pertaining to the matters herein contained.

We have also examined such other certificates of public officials, such certificates of executive officers of the Company and such other records, agreements; documents and instruments as we have deemed relevant and necessary as a basis for the opinion hereafter set forth.

In such examination, we have assumed; (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) The conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to as by the Company on which we have relied are complete in all material respects. As to all questions of fact material to this opinion, we have relied solely upon the above-referenced certificates or comparable documents and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and delivered against payment therefor as described in the Offering Statement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Florida General Corporation Law, as currently in effect, and we do not express any opinion herein concerning any other law.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinion should the present laws of any jurisdiction he changed by legislative action, judicial decision or otherwise.

Our opinion expressed herein is limited to the mailers expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly slated.

We hereby consent to the use of this letter as an exhibit to the Offering Statement and to any and all references to our firm in the offering circular that is a part of the Offering Statement In giving this consent, we do not admit that we are within the category of persons whose consent is required tinder Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely, /s/ James. S. Byrd, Jr., Esq
James. S. Byrd, Jr., Esq
For the Firm